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                              LIST OF SUBSIDIARIES
                          ALADDIN GAMING HOLDINGS, LLC



Aladdin Capital Corp., a Nevada corporation
Aladdin Gaming, LLC, a Nevada limited liability company
Aladdin Music Holdings, LLC, a Nevada limited liability company
Aladdin Music, LLC, a Nevada limited liability company